Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Realogy Corporation’s Registration Statement No. 333-136057 on Form S-8 of our report dated March 6, 2007, relating to the consolidated and combined financial statements of Realogy Corporation, appearing in this Annual Report on Form 10-K of Realogy Corporation for the year ended December 31, 2006 which expresses an unqualified opinion and includes an explanatory paragraph relating to the fact that, (i) prior to its separation from Cendant Corporation (“Cendant”), the Company was comprised of the assets and liabilities used in managing and operating the real estate services businesses of Cendant, (ii) included in Notes 14 and 15 of the consolidated and combined financial statements is a summary of transactions with related parties, and (iii) as discussed in Note 15 to the consolidated and combined financial statements, in connection with its separation from Cendant, the Company entered into certain guarantee commitments with Cendant and has recorded the fair value of these guarantees as of July 31, 2006.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
March 6, 2007

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